Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-259298) on Form S-8 of our report dated February 27, 2024, with respect to the consolidated balance sheet of Fortitude Gold Corporation as of December 31, 2023, the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, and related notes, which report appears in the December 31, 2023 annual report on Form 10-K of Fortitude Gold Corporation.

/s/ Haynie & Company

Salt Lake City, Utah
February 27, 2024